UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                  Under the Securities and Exchange Act of 1934

                                (Amendment No. 2)

                              BOSTON BIOMEDICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    100560101

--------------------------------------------------------------------------------
                                 (CUSIP Number)

------------------------------              ------------------------------------
CUSIP NO. 100560101                            Page    2     of    5    Pages
                   -


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON

       -------------------------------------------------------------------------
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Richard T. Schumacher

------ -------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               N/A

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.

------ -------------------------------------------------------------------------
-------------------------- ------ ----------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                         845,157 shares
         SHARES

                           ------ ----------------------------------------------
      BENEFICIALLY

        OWNED BY             6    SHARED VOTING POWER

          EACH

        REPORTING                         0 shares
                           ------ ----------------------------------------------
         PERSON

          WITH               7    SOLE DISPOSITIVE POWER

                                          845,157 shares

                           ------ ----------------------------------------------

                             8    SHARED DISPOSITIVE POWER

                                          0 shares

-------------------------- ------ ----------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  845,157 shares

--------
         -----------------------------------------------------------------------

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                    x

-------- -----------------------------------------------------------------------

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 14.9%

-------- -----------------------------------------------------------------------

  12     TYPE OF REPORT*

                 IN

-------- -----------------------------------------------------------------------

                                    Item 1(a)

Name of Issuer:  Boston Biomedica, Inc.

                                    Item 1(b)

Address of Issuer's Principal Executive Offices:

375 West Street, West Bridgewater, MA 02379

                                    Item 2(a)

Name of Person Filing:  Richard T. Schumacher

                                    Item 2(b)

Address of Principal Business Office or, if none, Residence:

375 West Street, West Bridgewater, MA 02379

                                    Item 2(c)

Citizenship:  USA

                                    Item 2(d)

Title of Class of Securities:  Common Stock, $.01 par value

                                    Item 2(e)

CUSIP Number:  100560101


                                     Item 3

Not Applicable

                                     Item 4

Ownership:

     (a) Amount Beneficially Owned: 845,157 shares, including (i) 11,130 shares issuable pursuant to immediately exercisable stock options and (ii) 30,500 shares held of record by Mr. Schumacher's spouse. Excludes certain shares held by other relatives of Mr. Schumacher, as to which he disclaims beneficial ownership.

     (b) Percent of Class: 14.9%

     (c) Number of Shares as to which such person has:

        (i) sole power to vote or to direct the vote: 845,157 shares

        (ii) shared power to vote or to direct the vote: -0-

        (iii) sole power to dispose or to direct the disposition of:

                845,157 shares

        (iv) shared power to dispose or to direct the disposition of: -0-

                                     Item 5

Ownership of Five Percent or Less of Class:  Not Applicable


                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable


                                     Item 7

     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable

                                     Item 8

Identification and Classification of Members of the Group:  Not Applicable


                                     Item 9

Notice of Dissolution of Group:  Not Applicable

                                     Item 10

Certification:  Not Applicable

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 14, 2001

Date

        /s/ Richard T. Schumacher
---------------------------------------------------------------------
        Richard T. Schumacher